                                                                  EXHIBIT 10.113

 Confidential Treatment Requested. Confidential portions of this document have been redacted and have been filed separately with the Commission.


                               LICENSE AGREEMENT

                                by and between

                                   Madaus AG

                                     and

                       INTERNEURON PHARMACEUTICALS, INC.

                               LICENSE AGREEMENT



     THIS AGREEMENT effective as of November 26, 1999 ("Effective Date"), between Madaus AG, a corporation organized and existing under the laws of Germany and having its principal office at Ostmerheimer Stra/Beta/e 198, D-51109 Koln, Germany ("Madaus") and Interneuron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware, United States, and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421 ("Interneuron").



                              W I T N E S S E T H:



     WHEREAS, Madaus is the owner of the Madaus Know-How, as defined herein;

     WHEREAS, Interneuron desires to obtain an exclusive license under the Madaus Know-How, upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:



                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1  "Affiliate" shall mean (i) any corporation or business entity of which more
     -----------
     than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent

     (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interests.

1.2  "Business Day" means any day that is not a Saturday or a Sunday or a day on
      ------------
     which the New York Stock Exchange is closed.

1.3  "Calendar Quarter" shall mean the respective periods of three (3)
      ----------------
     consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4  "Calendar Year" shall mean each successive period of twelve (12) months
      -------------
     commencing on January 1 and ending on December 31.

1.5  "Compound" shall mean trospium chloride, the active ingredient in Spasmo-
      --------
     lyt(R).

1.6  "Distribution Period" shall mean the ten (10) year period commencing on the
      -------------------
     date of First Commercial Sale.

1.7  "Effective Date" shall mean the date first above written.
      --------------

1.8  "FDA" shall mean the United States Food and Drug Administration and any
     -----
     successor agency having substantially the same functions.

1.9  "First Commercial Sale" shall mean, with respect to any Licensed Product,
     -----------------------
     the first sale for end use or consumption of such Licensed Product in the Territory after all required approvals, including marketing and pricing approvals, if any, have been granted by the FDA and any other applicable regulatory authority, by Interneuron, its Affiliates or sublicensees.

1.10 "GAAP" means generally accepted accounting principles in the United States.
      ----

1.11 "Generic Drug(s)" shall mean any drug in which Compound is at least one
     -----------------
     active ingredient, except Licensed Product and any generic drugs identical to Licensed Product originating from Interneuron or its Affiliates.

1.12 "GLP" shall mean current applicable good laboratory practices regulations
      ---
      of the FDA.

1.13 "cGMP" shall mean current applicable good manufacturing practices
      ----
     regulations of the FDA.

1.14 "Improvement" shall mean any enhancement in the manufacture, formulation,
     -------------
     ingredients, preparation, presentation, means of delivery, dosage or packaging of Compound or Licensed Product.

1.15 "IND" shall mean an investigational new drug application and any
     -----
     supplements and additions thereto relating to the use of Compound or Licensed Product.

1.16 "Interneuron Know-How" shall mean anything, tangible or intangible, which
      --------------------
     relates to Compound or Licensed Product, that is generated, developed, discovered, invented or made during the Term of this Agreement, which are in Interneuron's possession or control and as to which Interneuron has the right to license or sublicense.

1.17 "Licensed Product" shall mean any product in final form for commercial sale
      -----------------
     by prescription, over-the-counter, or by any other method, which contains Compound as at least one active ingredient, which product, Compound, its manufacture, use or sale uses Madaus Know How.

1.18 "Madaus Know-How" shall mean any information and materials, including but
      ---------------
     not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, patents and patent applications (listed in Schedule 1.18), know-how and trade secrets, patentable or otherwise, which relates to Compound or Licensed Product, which are in Madaus's possession or control as of the Effective Date or at any time during the Term of this Agreement, and as to which Madaus has the right to license or sublicense, or are necessary or useful in connection with the rights granted and activities contemplated under this Agreement. Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, manufacturing, regulatory, and any other information used or useful for the development and/or regulatory approval of Compound and Licensed Product, including any regulatory filing or any data included in or generated as a result of or under any regulatory filing.

1.19 "NDA" shall mean a new drug application filed with the FDA for marketing
      ---
     authorization of a Licensed Product in the United States.

1.20 "Net Sales" shall mean the actual gross amount invoiced for the sale of
      ---------
     Licensed Product commencing upon the date of First Commercial Sale by Interneuron or its Affiliates to the first Third Party after deducting, if not previously deducted from the amount invoiced using GAAP:

     (a)  trade, cash, promotional and quantity discounts;

     (b) recalls, credits and allowances on account of returned or rejected products including, but not limited to, allowance for breakage and spoilage;

     (c) rebates, chargebacks and amounts paid on sale or dispensing of Licensed Product;

     (d)  retroactive price reductions;

     (e) sales or excise taxes, VAT or other taxes, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

     (f) reserves for bad debts or allowances, credits or rebates not covered by (a) through (e) above;

     provided that the deductions shall total no more than four percent (4%) of gross sales, subject to the Net Sales definition in a potential future sublicensing agreement.

1.21 "Party" shall mean Madaus or Interneuron.
      -----

1.22 "Proprietary Information" shall mean any and all scientific, clinical,
      -----------------------
     regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is provided by one Party to the other Party in connection with this Agreement.

1.23 "Royalty Year" shall mean each successive twelve (12) month period during
      ------------
     the Distribution Period commencing with the first day of the first month in which occurs the First Commercial Sale.

1.24 "SEC" means the United States Securities and Exchange Commission.
      ---

1.25 "Territory" shall mean the United States of America, including the
      ---------
     District of Columbia, and  its territories and possessions.

1.26 "Third Party(ies)" shall mean a person or entity who or which is neither a
      ----------------
     Party nor an Affiliate of a Party.



                                  ARTICLE II

                             LICENSE; SUBLICENSES
                             --------------------

2.1  License Granted by Madaus.  Madaus hereby grants to Interneuron an
     -------------------------
     exclusive, even as to Madaus during the Distribution Period, license under the Madaus Know-How, including the right to grant sublicenses, to make, have made, use, develop, import, offer for sale, sell, or have sold the Licensed Product in the Territory.

2.2  Right to Use Granted by Interneuron.  It is understood that title to
     -----------------------------------
     Interneuron Know-How or any general technology or Improvement developed or discovered by Interneuron while engaged in activities embraced by or pursuant to the license granted under SECTION 2.1 above shall vest solely in Interneuron. Interneuron hereby grants to Madaus the right to use Interneuron's clinical and preclinical data relating to Compound or Licensed Product for

     Madaus' own regulatory filings relating to the development and marketing of Compound, Licensed Product or both outside the Territory. In addition, it is agreed and understood that after the Distribution Period, Madaus shall have the right to make, have made, use, and sell the Compound and/or Licensed Product in the Territory, by itself or through an Affiliate, using Interneuron's clinical and preclinical data relating to the Compound or Licensed Product in regard to Interneuron's regulatory filing.

2.3  Sublicenses.
     ------------

     (a) Interneuron shall have the right to issue sublicenses to Third Parties to make, have made, use, develop, import, offer for sale, sell or have sold the Licensed Product in the Territory as long as Interneuron has rights thereto under this Agreement, provided, however that Madaus shall have the right to consent to the sublicensee, which consent shall not be unreasonably withheld or delayed.

     (b) Upon termination of this Agreement by Interneuron, Madaus shall accept assignment of sublicenses, provided that:

          (i) the sublicensee is not in breach of its sublicense agreement at the time of termination of this Agreement; and

          (ii) the sublicensee acquires no rights from or obligations on the part of Madaus, other than those that are specifically granted in this Agreement, and the sublicensee assumes all obligations to Madaus required of Interneuron by this Agreement, including past due obligations existing at the time of assumption of the sublicense, as well as any additional payments required of the sublicensee.



                                  ARTICLE III

                       DEVELOPMENT AND COMMERCIALIZATION
                       ---------------------------------

3.1  Exchange of Information. Upon execution of this Agreement, Madaus shall
     -----------------------
     promptly disclose to Interneuron in writing all Madaus Know-How not previously disclosed. During the term of this Agreement, Madaus shall also promptly disclose to Interneuron in writing on an ongoing basis all Madaus Know-How.

3.2  Diligence; Development and Commercialization.  Interneuron will be
      --------------------------------------------
     responsible for all preclinical development, toxicology and clinical development, including regulatory filings, which are required for commercialization of Licensed Product in the Territory. The progress and results of such development, as well as such other information reasonably requested by

     Madaus relating to the progress, goals or performance of such development, will be reported to Madaus at meetings of the Committee (as defined below). Interneuron shall also notify Madaus upon the receipt of regulatory approvals and of the date of First Commercial Sale.

3.3  Steering Committee.  The Parties agree to establish a steering committee
     ------------------
     (the "Committee") to facilitate the development of Licensed Product as follows:

     (a)  Composition of the Committee.  The Committee shall be comprised of
          ----------------------------
          three (3) named representatives of Interneuron and three (3) named representatives of Madaus and shall be chaired by a representative of Interneuron. The initial representatives for each Party hereto shall be set forth on SCHEDULE 3.3. Each Party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to compliance with SECTION 4.1. The Committee shall use its reasonable efforts in good faith to resolve by consensus any issue relevant to the development of the Licensed Product.

     (b)  Committee Resolution.  If a majority of the Committee is unable to
          --------------------
          reach an agreement on any issue relating to the development of Licensed Product in the Territory, notwithstanding the exercise of its reasonable efforts as provided in SECTION 3.3, then such issue shall be referred to the chief executive officer of Interneuron (the "CEO"). Any final decision of the CEO shall be conclusive and binding on the Parties hereto. All other issues, including interpretation of this Agreement shall be determined in accordance with the provisions of SECTION 8.6 hereunder.

     (c)  Meetings and Costs.  The Committee shall meet if necessary once each
          ------------------
          Calendar Quarter, starting in the Calendar Quarter in which this Agreement is executed, with the location for such meetings alternating between Madaus and Interneuron facilities (or such other locations as is determined by the Committee). Alternatively, the Committee may meet by means of conference call or other similar communications equipment. Any costs incurred by either Party in connection with meetings of the Committee shall be borne by the respective Party incurring such cost.

     (d)  Committee Responsibilities.  Except as specifically set forth in this
          --------------------------
          Agreement, the Committee shall be responsible for overseeing the development of Licensed Product, including but not limited to generation, review and approval of all clinical protocols, budgets and timetables for the development of the Licensed Product. The Committee shall establish appropriate estimates of timeframes for development of Licensed Product in the Territory prior to filing of the NDA.

3.4  Regulatory Matters.  Interneuron shall own, control and retain primary
     ------------------
     legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain marketing authorization to commercially sell and use Licensed Product in the Territory. Interneuron shall have the right to cross reference any regulatory filing owned by Madaus or to which Madaus has access and the legal right to disclose, including but not limited to any drug master file relating to the drug substance or drug product manufacturing or manufacturing facilities.

3.5  Trademark.  Interneuron shall select, own and maintain any trademarks for
     ----------
     Licensed Product in the Territory.

3.6  Excused Performance.  Interneuron's obligations under this Agreement are
     -------------------
     expressly conditioned on the absence, in Interneuron's reasonable judgment, of any adverse condition or event relating to the safety or efficacy of Compound and/or Licensed Product.

3.7  Manufacturing.
     -------------

(a) Interneuron accepts Madaus as exclusive manufacturer of the Licensed Product during the Distribution Period, provided that Madaus' manufacturing facility is in compliance with GMP and all other regulatory requirements in the Territory including successful regulatory inspection of any such facility.

(b) Interneuron reserves the right to appoint a second source supplier if Madaus fails to meet the regulatory requirements or is unable to deliver the Licensed Product at quantities which satisfy Interneuron's commercial requirements. If such a situation arises, Madaus has the right to receive an adequate royalty, not to exceed 1% of net sales for giving such a manufacturing license relying on Madaus Know-How. And
     Interneuron agrees that it will rely in such an eventual situation only on the supply of the Compound by Madaus in order to ensure consistent Compound identity, provided that regulatory requirements are satisfied, and commercial quantities are provided at a mutually agreeable price.

(c) The supply price, calculated on today's costing and pricing, is [*] German Deutschmarks per 1,000 marked tablets of Bulk, FOB German sea-/airport, (as defined in Incoterms 1990).

(d) The supply price is based upon Madaus current active ingredient purchase price and manufacturing structure, Madaus will perform best reasonable efforts in order to keep both elements as stable as possible for the whole term of this agreement.

     Nevertheless, if proven increase occurs Interneuron is prepared to accept a fair

-----------------------------------
* Confidential treatment requested.

     modification of the supply prices with prior notice of not less that 6
     (six) months time, provided that the Parties shall agree on a maximum annual price increase. In exchange Madaus is prepared to lower the supply prices in case the purchase price of the active ingredient moves downwards.

(e) Prior to the first commercial sale, the Parties agree to negotiate in good faith the terms of the delivery which are not yet covered by Art. 3.7., e.g. ordering procedure, shipment, schedule, inventories, Interneuron inspection rights standard representation and warranties and appropriate insurance coverage.

3.8  Adverse Events.  Madaus shall promptly (within 48 hours if the event is
     --------------
     serious, as defined by regulatory agencies, and otherwise within 30 days) furnish to Interneuron all information concerning safety or utility of Compound or Licensed Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Licensed Product, whether or not Madaus is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound or Licensed Product.



                                   ARTICLE IV

                        CONFIDENTIALITY AND PUBLICATION
                        -------------------------------

4.1  Non-Disclosure and Non-Use Obligations.  All Proprietary Information
     --------------------------------------
     disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

     (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

     (b)  is properly in the public domain;

     (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

     (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2  Permitted Disclosure of Proprietary Information.  Notwithstanding SECTION
     -----------------------------------------------
     4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

     (a) to governmental or other regulatory agencies in order to obtain patents subject to this Agreement, or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

     (b) by each of Interneuron or Madaus to its respective permitted sublicensees, agents, consultants, Affiliates and/or Third Parties for the research and development, manufacturing and/or marketing of the Compounds and/or Licensed Products (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

     (c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing,
                       --------  -------
          it is understood that Interneuron, including any Affiliate, may make disclosure of this Agreement, and the terms hereof in a press release and in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business.

     Upon execution of this Agreement, the Parties may issue a press release in the form attached as Appendix 4.2.
                          -------------

4.3  Publication.  If either Party, its employees or consultants wish to make a
     -----------
     publication or to make an oral disclosure, it shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least seven (7) days prior to submission for publication or presentation. If the other Party requests modifications to the publication or oral disclosure, the disclosing Party shall edit such publication to prevent disclosure of proprietary business information prior to submission of the publication or prior to oral disclosure.



                                   ARTICLE V

                        PAYMENTS;  ROYALTIES AND REPORTS
                        --------------------------------

5.1  Milestone Payments. Subject to the terms and conditions contained in this
     ------------------
     Agreement, Interneuron shall pay Madaus the following milestone payments within ninety (90) days after the achievement of each of the following milestones, provided that each milestone payment will be made no more than once with respect to the achievement of each such milestone for the Licensed Product:

     (a) US$2,000,000 upon the receipt of written approval by the FDA of an NDA with respect to Licensed Product, 50% of which shall be creditable against royalties payable under SECTION 5.2 hereof; and

     (b) US$[*] after the first Calendar Quarter in which cumulative Net Sales of Licensed Product in the Territory exceed US$[*].

5.2  Royalties.
     ----------

     5.2.1  Royalties Payable By Interneuron.
            ---------------------------------

          (a) Subject to the terms and conditions of this Agreement, during the first five (5) years of the Distribution Period, Interneuron shall pay to Madaus royalties equal to the following percentages of Net Sales in the Territory each Royalty Year of Licensed
               Product:

                    Amount of Net Sales              Royalty Rate
                   ---------------------             ------------
                   Up to US$75 million                    [*]%
                   Over US$75 million to US$150 million   [*]%
                   Over US$150 million                    [*]%

          (b) Subject to the terms and conditions of this Agreement, during the second five (5) years of the Distribution Period, Interneuron shall pay to Madaus royalties equal to 2.5% of Net Sales in the Territory each Royalty Year of Licensed Product.

          (c) Notwithstanding the provisions of Subsection (a) and (b) above, no royalties shall be payable commencing on the first date in which any or all Generic Drugs achieve a market share in one Calendar Quarter of thirty three percent (33%) or greater of the total prescriptions for Compound or Licensed Product in the Territory (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions in those two consecutive Calendar Quarters of that Calendar Year).

          (d) The payment of royalties set forth above shall be subject to the following conditions:

-----------------------------------
* Confidential treatment requested.

               (i) that only one royalty shall be due with respect to the same unit of Licensed Product;

               (ii) that in the event that Interneuron enters into a sublicense in the Territory to a Third Party or Third Parties, in lieu of royalty payments set forth in SECTION 5.2.1, Interneuron shall pay Madaus twenty-five percent (25%) of sublicensing royalty on net sales of Licensed Product(s) that Interneuron receives in respect of such sublicense(s), provided, however, that during the first five years of the Distribution Period, in no event shall such sublicense royalty payments to Madaus be less than four percent (4%) of the net sales of Licensed Product(s) by a sublicensee or sublicensees in the sublicensed territory; and

               (iii) no royalties shall accrue on the disposition of Licensed Product by Interneuron, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

          (e) Royalties on Licensed Product at the rate set forth above shall be effective as of the date of First Commercial Sale of Licensed Product in the Territory and shall continue until expiration of the applicable portion of the Distribution Period.

     5.2.2  Third Party Licenses.  If one or more patent licenses from a Third
            ---------------------
            Party or Parties are required by Interneuron, its Affiliates or sublicensees in order to develop, make, have made, use, sell or import the Licensed Product in the Territory, any royalties or other payments paid under such Third Party patent licenses by Interneuron for manufacture, use, or sale of such Licensed Product for such Calendar Quarter shall be creditable in full against the royalty payments to be paid to Madaus by Interneuron with respect to the manufacture, use, or sale of such Licensed Product.

5.3  Reports; Payment of Royalty.  Following the First Commercial Sale of a
     ----------------------------
     Licensed Product and during the term of the Agreement for so long as royalty payments are due, Interneuron shall furnish to Madaus a quarterly written report for the Calendar Quarter showing the sales of all Licensed Products subject to royalty payments sold by Interneuron, its Affiliates and its sublicensees in the Territory during the reporting period (and a reconciliation of gross sales to Net Sales) and the royalties payable under this Agreement. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter, subject to an extension in accordance with the terms of a potential future sublicensing agreement. Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. Interneuron shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.4  Audits.
     -------

     (a) Upon the written request of Madaus and not more than once in each Calendar Year, Interneuron shall permit an independent certified public accounting firm of nationally recognized standing selected by Madaus and reasonably acceptable to Interneuron, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Interneuron to such of the records of Interneuron as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Madaus only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

     (b) If such accounting firm concludes, and Interneuron agrees, that additional royalties were owed during such period, Interneuron shall pay the additional royalties within sixty (60) days of the date Madaus delivers to Interneuron such accounting firm's written report so concluding; provided that, in the event that Interneuron shall not be in agreement with the conclusion of such report (a) Interneuron shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of SECTION 8.6 herein.
          In the event such accounting firm concludes that amounts were overpaid by Interneuron during such period, Madaus shall reimburse Interneuron the amount of such overpayment within thirty (30) days of receipt of such accounting firm's written report. The fees charged by such accounting firm shall be paid by Madaus; provided, however, that if an
                                                   --------  -------
          error in favor of Madaus in the payment of royalties of more than the greater of (i) US$100,000 or (ii) ten percent (10%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be reimbursed by Interneuron.

     (c) Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon Madaus, and Interneuron and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

     (d) Madaus shall treat all financial information subject to review under this SECTION 5.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

5.5  Payment.  All royalty payments to Madaus under this Agreement shall be made
     --------
     in United States dollars.

5.6  Tax Withholding.  If laws, rules or regulations require withholding of
     ---------------
     income taxes or other taxes imposed upon payments set forth in this Article V, Madaus shall provide Interneuron, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary (including, but not limited to, Form 1001 and any successor form) and Interneuron shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this
     Article V. Interneuron shall submit appropriate proof to Madaus of payment of the withholding taxes within a reasonable period of time. Interneuron will use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and Madaus shall cooperate with such efforts.



                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

6.1  Madaus Representations and Warranties.  Madaus represents and warrants to
     --------------------------------------
     Interneuron that as of the Effective Date:

     (a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations of it enforceable against it in accordance with its terms;

     (b) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby;

     (c) it has the full right, power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under
          Article II hereof and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

     (d) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Madaus Know-How or entered into any agreement with any Third Party which is in conflict with the rights granted to Interneuron pursuant to this Agreement;

     (e) it is the sole and exclusive owner under the Madaus Know-How, all of which are free and clear of any liens, charges and encumbrances, and to the best of Madaus' knowledge, no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any valid claim of ownership with respect to the Madaus Know-How, whatsoever;

     (f)  patents contained in the Madaus Know-How are valid or enforceable;

     (g) the Madaus Know-How practiced as contemplated herein and the development, manufacture, use and sale of Compound and Licensed Products do not and will not infringe any patent rights owned or possessed by any Third Party;

     (h) there are no claims, judgments or settlements against or owed by Madaus or pending or, threatened claims or litigation relating to the Madaus Know-How; and

     (i) it has disclosed to Interneuron all relevant information known by it regarding the Madaus Know-How reasonably related to the activities contemplated under this Agreement.

6.2  Interneuron Representations and Warranties.  Interneuron represents and
     -------------------------------------------
     warrants to Madaus that as of the Effective Date:

     (a) it has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby; and

     (b) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.



                                  ARTICLE VII

                              TERM AND TERMINATION
                              --------------------

7.1  Term and Expiration.  This Agreement shall be effective as of the Effective
     --------------------
     Date and unless terminated earlier pursuant to SECTION 7.2 or 7.3 below, the term of this Agreement shall continue in effect until the end of the Distribution Period. Upon expiration of the royalty obligations with respect to a Licensed Product hereunder, Interneuron's license to such Licensed Product pursuant to SECTION 2.1 shall become a fully paid-up, perpetual license.

7.2  Termination by Notice.  Notwithstanding anything contained herein to the
     ----------------------
     contrary, Interneuron shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to Madaus in the event of any event, condition, or regulatory action that affects the safety or efficacy of the Compound or Licensed Product in the Territory. In the event of such termination, (i) the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date, shall terminate and (ii) Interneuron shall have no further rights with respect to the Madaus Know-How.

7.3  Termination for Cause
     ---------------------

     Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement:

          (a) if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

          (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

7.4  Effect of Expiration or Termination.  Expiration or termination of this
     ------------------------------------
     Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) or Compound sold prior to such termination. Except as otherwise provided in this SECTION 7, in the event of termination by Madaus pursuant to SECTION 7.3, Interneuron shall promptly return any and all Madaus Know-How in its possession at the time of termination.

                                  ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

8.1  Force Majeure.  Neither Party shall be held liable or responsible to the
     --------------
     other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

8.2  Assignment.  The Agreement may not be assigned or otherwise transferred,
     -----------
     nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by a Party; provided, however, that
                                                      --------  -------
     either Party may assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to Compound or Licensed Products or its business or in the event of its merger or consolidation or change in control or similar transaction. Except as otherwise set forth herein, any permitted assignee shall assume all obligations of its assignor under this Agreement.

8.3  Severability.  In the event that any of the provisions contained in this
     -------------
     Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

8.4  Notices.  All notices or other communications which are required or
     --------
     permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to Interneuron to:  Interneuron Pharmaceuticals, Inc.
                                 99 Hayden Avenue, Suite 200
                                 Lexington, MA 02421
                                 USA
                                 Attention:  President
                                 Fax No.:  781-862-3859
          if to Madaus to:  Madaus AG
                            Ostmerheimer Stra/Beta/e 198
                            D-51109 Koln
                            Germany
                            Attention: Dr. Carl Schneider
                            Fax No.:  011-49-221-8998-731

     or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third business day following the date of mailing if sent by registered or certified mail.

8.5  Applicable Law.  The Agreement shall be governed by and construed in
     ---------------
     accordance with the laws of the United States of America and State of Delaware without reference to any rules of conflict of laws.

8.6  Dispute Resolution.  The Parties agree to attempt initially to solve all
     -------------------
     claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of arbitration of the International Chamber of Commerce ("ICC"). Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Interneuron and Madaus and the third shall be appointed by the ICC. Any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the arbitration levied by the ICC.

8.7  Entire Agreement.  This Agreement contains the entire understanding of the
     -----------------
     Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

8.8  Headings.  The captions to the several Articles and Sections hereof are not
     ---------
     a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

8.9  Independent Contractors.  It is expressly agreed that the Parties shall be
     ------------------------
     independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

8.10 Waiver.  The waiver by a Party hereto of any right hereunder or the failure
     -------
     to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

8.11 Counterparts.  The Agreement may be executed in two or more counterparts,
     -------------
     each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12 Euro Conversion.  If the Euro becomes the only legal tender in Germany at
     ----------------
     any time during the term of this Agreement, in the event that financial payments are required to be made in German Deutschemarks pursuant to this Agreement, these payments shall be made in Euros, converted from Deutschemarks based upon the officially defined rate of exchange as of the date upon which the Euro becomes the only legal tender in Germany. The fact that the Euro becomes the only legal tender in Germany, or the conversion from Deutschemarks to Euros as provided herein, shall not affect the validity or effectiveness of this Agreement, and shall not form the basis for termination of this Agreement by either Party.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MADAUS AG

By:     s/s Gunther Niederheide                   s/s Carl C. Schneider, Ph.D.
        ----------------------------------------------------------------------
Name:   Gunther Niederheide                       Carl C. Schneider, Ph.D.
Title:  Board Member                              Corporate Projects


INTERNEURON PHARMACEUTICALS, INC.

By:    /s/ Glenn L. Cooper, M.D.
       -------------------------
Name:  Glenn L. Cooper, M.D.
Title: President and Chief Executive Officer

                                 SCHEDULE 1.18
                                 -------------

                    Madaus Patents and Patent Applications*

U.S. Patent Number 4,780,476 entitled, "Azoniaspironortropanol Esters as Asthma Therapeutics and Broncholytics"

U.S. Patent Number 4,855,422 entitled, "Processes for the Preparation of Azoniaspironortropanol Esters"

*Madaus has advised Interneuron that the bulk to be supplied by Madaus to Interneuron is not protected by the patents listed herein.

                                  SCHEDULE 3.3
                                  ------------

                               Steering Committee


Interneuron:
-----------

Bobby W. Sandage, Jr., Ph.D., Executive Vice President, Research & Development and CSO
Richard E. Gammans, Ph.D., Senior Vice President, Clinical Research
Sonja Barton Loar, Pharm.D., Vice President, Regulatory and Scientific Affairs


Madaus:
------

Elke Leng-Peschlow, Ph.D., International Project Director
Uwe Pechar, Ph.D., Director of Regulatory Affairs
Michael Schaefer, M.D., Medical Director